DOLBY LABORATORIES, INC.
INSIDER TRADING POLICY

I.PURPOSE
Dolby Laboratories, Inc. and its subsidiaries (Dolby) prohibit trading securities of Dolby and other companies based on material, nonpublic information. Information is material if a reasonable investor would consider it important in making an investment decision. Material information may include:
•Financial results and projections
•New product or technology introductions
•Pending or proposed merger, acquisition of assets or disposition
•Material impairments, write-offs or restructurings
•Creation of a material direct or contingent financial obligation
•Impending bankruptcy or financial liquidity problems
•Gain or loss of a substantial customer or supplier
•Changes in dividend policy
•Significant product defects or modifications
•Significant pricing changes
•Stock splits
•New equity or debt offerings
•Significant litigation exposure due to actual or threatened litigation
•Major changes in senior management
•Entry into or termination of material agreement
•Significant cybersecurity incidents
Nonpublic information is information that has not been broadly and publicly disclosed. This policy is delivered to all new employees and contractors. Employees are reminded of and trained on the policy periodically.
II.WHO IS SUBJECT TO THE POLICY?
This policy applies to:
•all directors, officers, and other employees of Dolby;
•contractors to Dolby; and
•members of their immediate families and households.

III.NO TRADING ON BASIS OF MATERIAL, NONPUBLIC INFORMATION
You may not engage in any transaction involving a purchase, sale, loan, gift or other transfer or disposition of Dolby securities or the securities of other companies, including any offer to engage in the foregoing transactions, as long as you are in possession of material, nonpublic information (other than “Section V: Exceptions”). You may not engage in any transaction involving Dolby securities until the start of the second full trading day following the information’s public disclosure or until the information is no longer material. Trading day means a day the New York Stock Exchange (NYSE) is open for trading. For example, if material, nonpublic information is disclosed during market hours on a Thursday, you may not begin trading until the market opens the following Monday.
IV.TRADING WINDOW
Directors and officers subject to the reporting and liability provisions of Section 16 of the Exchange Act of 1934, as amended (Exchange Act) (Section 16 Individuals) must comply with the trading window requirements described in this policy. All officers and certain other employees (collectively, Other Restricted Employees) must also comply with the trading window requirements described in this policy, as they have, or are likely to have, access to Dolby’s internal financial information or other material, nonpublic information. The list of Other Restricted Employees, including the designation of Preclearance OREs (as defined below) will be maintained by the General Counsel (Covered Persons List).
A.    Open Window
To ensure compliance with this policy and applicable securities laws, if you are a Section 16 Individual or Other Restricted Employee, your transactions in Dolby securities must occur during an open window or pursuant to an approved Rule 10b5-1 trading plan. An open window begins at the start of the second full trading day following public disclosure of the financial results for the prior period and continues until the start of the third month of the fiscal quarter. The window closes at this time because officers, directors and Other Restricted Employees will become increasingly likely to possess material, nonpublic information about expected financial results as the quarter progresses.
Even if Dolby is in an open window, if you possess material, nonpublic information you may not engage in any transactions in Dolby securities until the start of the second full trading day following public disclosure of that information, or until the information is no longer material. To obtain approval of a proposed Rule 10b5-1 trading plan, contact the General Counsel.
    B.     Closed Window
Section 16 Individuals and Other Restricted Employees may not engage in any transaction involving Dolby securities during the closed window period from the start of the third month of the fiscal quarter to the start of the second full trading day following public disclosure of financial results for the prior period. Dolby may also close the trading window at other times by sending a notice to affected individuals (e.g., during pending merger negotiations). In this event, you may not engage in any transaction involving Dolby securities until the start of the second full trading day following public disclosure of that information, or until the information is no longer material. The existence or reason for the trading prohibition may not be disclosed to others.
C.    Preclearance of Transactions
All Section 16 Individuals and certain Other Restricted Employees specified in the Covered Persons List that are subject to preclearance (Preclearance OREs) must not transact in Dolby securities, even during an open window, unless they first comply with Dolby’s notice and preclearance process. If you are subject to this process, you must contact Dolby’s General Counsel or his or her delegate prior to commencing any transaction in Dolby securities. This preclearance requirement does not apply to transactions made under an approved Rule 10b5-1 trading plan; however, Section 16 Individuals should be aware that trading Dolby securities under an approved Rule 10b5-1 trading plan does not exempt such transactions from the provisions of Section 16, including the reporting requirements.
D.    Individual Responsibility
You are responsible for complying with this policy against insider trading, and you should exercise judgment prior to any transactions in Dolby securities. You may have to delay a proposed transaction in Dolby securities even if you planned to make the transaction before learning of material, nonpublic information and even though you believe you may suffer an economic loss or miss a profit by waiting.
V.    Exceptions
The restrictions on transacting in Dolby securities contained in this policy do not apply to the following:
•transactions made under an approved Rule 10b5-1 trading plan,
•exercises of stock options for cash under Dolby’s equity incentive plans (but not the sale of any such shares),
•purchases of shares under Dolby’s employee stock purchase plan (but not the sale of any such shares),
•the withholding of shares or sell to cover transactions where shares are sold on your behalf, in each case, when undertaken by Dolby upon vesting of equity awards and undertaken in order to satisfy tax withholding requirements, (a) as required by either the Board of Directors (or a committee thereof) or the award agreement governing such equity award or (b) if permitted by Dolby, at your election so long as the election is irrevocable and made in writing at a time when a trading blackout is not in place and you are not in possession of material nonpublic information; for clarity, this exception does not apply to any other market sale undertaken for the purposes of paying required taxes,
•transfers or distributions of Dolby securities (a) for no value and without the payment or receipt of any funds or other consideration, for tax or estate planning purposes (for example, you may transfer shares to a trust of which you or your immediate family members are the sole beneficiaries during your lifetime) or (b) that result only in a change in form of beneficial ownership without changing a person’s pecuniary interest in such securities (such as a transfer of securities into or out of a trust of which such person is the sole beneficiary); provided that

Section 16 Individuals and Preclearance OREs are required to comply with the notice and preclearance process described in Section IV.C with respect to such transfers or distributions, and
•reinvestment of dividends under an approved automatic dividend reinvestment program, whereby Dolby dividends paid are automatically re-invested, upon receipt, in Dolby securities (but not the sale of any such securities).

VI.    MATERIAL NONPUBLIC INFORMATION OF OTHER COMPANIES
If you learn of nonpublic information that could be expected to affect the trading price of the securities of another company, including Dolby’s customers, suppliers, and other business partners, through your service with Dolby, you may not (a) use that information to transact, directly or indirectly through others, or (b) provide that information to another person to transact in the securities of that other company. Any such action will be deemed a violation of this policy. You should treat material, nonpublic information about Dolby’s business partners with the same care required for Dolby confidential information.
VII.    CONFIDENTIAL INFORMATION
A.Confidentiality of Nonpublic Information and Tipping

All nonpublic information relating to Dolby is the property of Dolby and should be kept confidential. You may not disclose material, nonpublic information to any other person (including family members) without approval or in the performance of your regular corporate duties. You may not “tip” or make recommendations or express opinions about trading in Dolby securities on the basis of material, nonpublic information.

B.Responding to Outside Inquiries for Information

In the event you receive an inquiry from someone outside of Dolby for information regarding Dolby’s performance, you should refer the inquiry without comment to Dolby’s Investor Relations Department, the Chief Financial Officer or the Chief Executive Officer. Dolby has established procedures for releasing material information in a manner that is designed to broadly and publicly disclose material information immediately upon its release in compliance with federal securities laws.

Expert network firms may approach Dolby employees offering to pay consulting fees in exchange for nonpublic information about Dolby or Dolby’s business partners. You are not allowed to disclose nonpublic information or accept fees from an expert network firm without written permission from the General Counsel.

C.Prohibition against Internet Disclosure of Nonpublic Information

Disclosure of material, nonpublic information may bring significant legal and financial risk to Dolby and is prohibited. You may not disclose nonpublic Dolby information on the Internet, including social media, without prior approval or in the performance of your regular corporate duties.

VIII. MARGIN, PLEDGES, SHORT-SALES AND DERIVATIVES
A.     Prohibition against Margining or Pledging of Dolby Securities
You may not margin or offer to margin any Dolby securities as collateral to purchase Dolby securities or the securities of any other issuer. You may not pledge Dolby securities for any reason, except for such pledge arrangements not otherwise inconsistent with the objectives of this policy, as may be approved in writing by the General Counsel.
B.    Prohibition against Short Sales
You may not directly or indirectly sell any equity security of Dolby if you:
•do not own the security sold (a “short sale”), or
•if you own the security, fail to deliver it against such sale (a “short sale against the box”) within 20 days thereafter, or do not within 5 days after such sale deposit it in the mail or other usual channels of transportation.
Generally, a short sale is a transaction where a gain results from a decline in Dolby’s stock price. While employees and contractors are not prohibited by law from engaging in short sales of Dolby securities, this policy prohibits them from doing so. Directors and officers are prohibited by both law and this policy from engaging in short sales of Dolby Securities.
C.    Prohibition against Trading in Derivative Securities
You may not purchase or sell, or make any offer to purchase or sell, derivative securities relating to Dolby securities. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding Dolby securities (including purchasing financial instruments, which include prepaid variable forward contracts, equity swaps, collars and exchange funds). Transactions in derivative securities may reflect a short term and speculative interest in Dolby securities and may create the appearance of impropriety, even where a transaction does not involve trading on material, nonpublic information. Trading in derivatives may also focus attention on short-term performance at the expense of Dolby’s long-term objectives. In addition, the application of securities laws to derivatives transactions can be complex, and persons engaging in derivatives transactions run an increased risk of violating securities laws if they are not careful. This paragraph does not affect the ability of Dolby to grant you stock options, restricted stock units (RSUs) or other derivatives under Dolby’s equity incentive plans or agreements adopted by the Board of Directors or your ability to dispose of these derivatives, provided that the sale complies with this policy.
D.    Option Exercises by Section 16 Individuals
When exercising options to purchase Dolby’s common stock, the funds for the option exercise price may not be loaned or otherwise provided to a Section 16 Individual by Dolby or otherwise arranged for the Section 16 Individual by Dolby to the extent such arrangements are prohibited under Section 402 of the Sarbanes-Oxley Act of 2002 or other applicable law. For the avoidance of doubt, net share withholding and sell to cover transactions as described in Section V in this policy are not considered loans for purposes of this Section VIII(D).

IX.    POTENTIAL CRIMINAL AND CIVIL LIABILITY AND DISCIPLINARY ACTION
A.    Liability for Insider Trading
You may be subject to penalties and imprisonment for engaging in securities transactions when you have material, nonpublic information.
B.    Liability for Tipping
You may be liable for improper transactions by others (commonly referred to as a “tippee”) to whom you have disclosed nonpublic information regarding Dolby or Dolby’s business partners or to whom you have made recommendations or expressed opinions as to trading in securities based on such information. The SEC has imposed large penalties for tipping even when the disclosing person did not profit from the trading. The SEC, the NYSE and other national stock exchanges, and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading.
C.    Possible Disciplinary Actions
You may be subject to disciplinary action by Dolby for violations of this policy, which may include ineligibility for future participation in Dolby’s equity incentive plans or termination of employment.
X.    PROTECTED ACTIVITY NOT PROHIBITED
Nothing in this policy, or any related guidelines or other documents or information provided in connection with this policy, shall in any way limit or prohibit you from engaging in any of the protected activities set forth in Dolby’s Code of Business Conduct and Ethics, as amended from time to time.
XI.    ADDITIONAL INFORMATION – SECTION 16 INDIVIDUALS
Section 16 Individuals must comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Exchange Act. The practical effect of these provisions is that Section 16 Individuals who purchase and sell Dolby securities within a six-month period may be obligated to return all profits to Dolby whether or not they had knowledge of any material, nonpublic information. Section 16 requirements also apply to any transactions of immediate family members sharing the same household of Section 16 Individuals.
The receipt of an employee stock option under Dolby’s equity incentive plans, the exercise of an employee stock option or vesting of an RSU, and the purchase of stock under Dolby’s employee stock purchase plan are not deemed purchases under Section 16; however, these transactions must still be reported to comply with Section 16, and the sale of any such shares is a sale for purposes of the short-swing profit rule.
Section 16 Individuals should be aware that trading Dolby securities under an approved Rule 10b5-1 trading plan does not exempt such transactions from the provisions of Section 16,

including the reporting requirements or the short-swing profit rule. As a result, Section 16 Individuals trading under an approved Rule 10b5-1 trading plan should instruct their securities broker to notify Dolby’s General Counsel no later than the date of execution of the transaction. Dolby has provided, or will provide, separate memoranda and other appropriate materials to Section 16 Individuals regarding compliance with Section 16 and its related rules.
XII.    APPLICABILITY OF POLICY FOLLOWING TERMINATION OF SERVICES
You are expected to comply with this Policy until such time as you are no longer affiliated with Dolby and you no longer possess any material nonpublic information subject to this policy. In addition, if you are subject to a closed window (whether quarterly or special) under this policy at the time you cease to be affiliated with Dolby, you are expected to abide by the applicable trading restrictions until at least the end of such closed window.
XIII.    Questions
Please direct any questions you have about this policy to Dolby’s General Counsel.